Exhibit 10.19
Lease Agreement

Lessor (Party A): Huizhou Huiyang Sanlian Iron Products Factory

Lessee (Party B): Ritar International Group Limited

In accordance with relevant Chinese laws, decrees and pertinent rules and regulations, Party A and Party B have reached an agreement through friendly negotiation based on principles of freedom of contract, equality and mutual benefit.

1.	Lease Condition

The 14,704 square meters land Party A leased to Party B is located at Cunfa Lake, Qiu Chang Zhen Town, Hui’yang District, Huizhou.

2.	Lease Term

2.1	The lease term shall be six months from 1 October 2006 to 31 March 2007.

2.2
Party A has the right to repossess the land contemplated in the lease when this Agreement expires and Party B shall return the leased land in time. If Party B intends to extend the term of the leasehold, he shall notify Party A within three months before the Agreement expires.

3.	Rent and Deposit

3.1	As the result of both parties’ negotiation, the rent of the leased land shall be RMB 0.5 Yuan per square meter each day and it will be RMB 220560 Yuan per month.

3.2
Once both parties sign the Lease Agreement, Party B shall pay lease deposit to Party A at the amount of one month’s rent. Party B shall pay the rent before the 5th of each month, and three months’ rent shall be paid in advance to Party A.

4.	Other Fees

During the lease term, Party B shall bear the costs and fees of using the leased premises and shall pay the amount of money within three days after he receives the receipts or invoices.

5.	Sublease

During the lease term, consent from Party A shall be obtained before Party B subleases the premises. Otherwise, the rents paid and the deposit shall be forfeited and will not be returned to Party B.

6.	Other issues

6.1
In case of breach of contract by any party that terminates the Agreement before the term of the contract expires, the breaching party shall be responsible for breaching the Agreement and pay the non-breaching party a penalty at the amount of three times monthly rent.

6.2
During the lease term, if any issue arising from the Real Property Certificates for the leased land adversely affects the normal operation of Party B, Party A shall be responsible for damages incurred therein. This Agreement shall become effective after the Party B pays the first rent or terminate once Party B fails to perform for three months.

7.	Both parties shall solve any issues not covered in this contract in accordance with relevant PRC laws and regulations.

8.	This Agreement has four originals and each party holds two originals. This Agreement become effective once both parties sign or stamp on it.

Lessor:
Huizhou Huiyang Sanlian Iron Products Factory
(Corporate Seal)

Lessee: Ritar International Group Limited

By:	/s/ Jiada Hu
Name: Jiada Hu

Execution Date: October 1st, 2006